Exhibit 99.1

Asure Software Acquires Roomtag
Strategic acquisition of workplace management solutions provider complements the AsureSpace workspace management suite

AUSTIN, Texas (Aug. 11, 2014) – Asure Software (Nasdaq: ASUR), a leading provider of workplace management software solutions, today announced that it has acquired Roomtag, a Baltimore-based provider of SaaS-based space, occupancy, assets and move management solutions, as well as a visual directory that enables users to locate staff members, work and meeting spaces, and resources.

“Roomtag’s solutions are a perfect complement Asure’s Resource Scheduler and Meeting Room Manager solutions and a strong fit for the AsureSpace workspace management product suite. They offer advanced asset management, occupancy management and move management capabilities through highly visual, user-friendly products. Additionally, Roomtag solutions are SaaS-based, which is in direct alignment with our technology strategy to deliver cloud-based SaaS solutions, and it meets the rapidly growing demand for Cloud-based solutions,” said Asure Software CEO, Pat Goepel. “As the workplace and the workforce become increasingly mobile and global, Asure will be at the forefront of providing solutions to help organizations worldwide to effectively manage space, people and assets.”

"The combination of Roomtag and Asure Software delivers what our customers are demanding -- the ability to coordinate space utilization, scheduling, and operations workflows in a simple, browser-based platform that works seamlessly around the world," said Marcia Hart, Roomtag CEO.  “Asure Software and Roomtag share a common vision and approach to client services. Now, Asure can offer Roomtag to its customers, and Roomtag customers will benefit from Asure’s wide range of offerings, an international platform that offers true global support for global work environments, and product integration with calendar and scheduling capabilities.”

Roomtag customers will continue their current service and their customer contracts will remain the same. This is Asure’s second acquisition this year. Last month, Asure acquired FotoPunch and incorporated its technology into the AsureForce workforce management product suite.

About Asure Software
Asure Software, Inc. (Nasdaq: ASUR) headquartered in Austin, offers cloud-based time and labor management and workspace management solutions that help clients bring space and time together.  Asure serves approximately 6,000 clients worldwide and currently offers two main product lines: AsureSpace™ workplace management solutions enable organizations to maximize the ROI of their real estate, and AsureForce® time and labor management solutions deliver efficient management of human resource and payroll processes.  For more information, please visit www.asuresoftware.com.
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Cautionary Note Regarding Forward Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially.  Please refer to Asure Software’s filings with the Securities and Exchange Commission (SEC) for more information on the risk factors that could cause actual results to differ. Copies of Asure Software’s filing are available from the SEC, may be found on Asure Software’s website, or may be obtained upon request from Asure Software.

Contact:
Jennifer Roth, Vice President of Marketing
Asure Software
612-743-6231
jroth@asuresoftware.com